Exhibit 3.21

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

RADIOSHACK CUSTOMER SERVICE LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of RadioShack Customer Service LLC (the “Company”), effective as of the 17th day of December, 2003, is made by the Company and RadioShack Corporation, a Delaware corporation, as the sole member of the Company (the “Member”).

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1. Formation. Effective with the filing of the Articles of Organization (the “Articles”), the Company constituted a limited liability company formed pursuant to the Virginia Limited Liability Company Act (the “Virginia Act”) and other applicable laws of the State of Virginia. The Managers shall, when required, file such amendments to or restatements of the Articles, in such public offices in the State of Virginia or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Articles, and to preserve the character of the Company as a limited liability company.

2. Name; Place of Business; Registered Office and Agent. The Company shall be conducted under the name of “RadioShack Customer Service LLC,” or such other name as the Managers shall hereafter designate. The initial principal office and place of business of the Company shall be located at 100 Throckmorton Street, Suite 900, Fort Worth, Texas 76102. The initial registered agent for service of process at the registered office of the Company shall be Corporation Service Company. The initial registered office of the Company shall be located at 11 South 12th Street, P.O. Box 1463, Richmond, Virginia 23218.

3. Purpose. The purpose of the Company is to engage in any lawful activity and exercise all powers necessary to or reasonably connected with the Company’s purpose that may be legally exercised by limited liability companies under the Virginia Act.

4. Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Virginia. The Managers shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company.

5. Title to Company Property. All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as otherwise provided by law, an ownership interest in the Company shall be personal property for all purposes.

6. Management of the Company.

6.1 Management and Authority. The business and affairs of the Company shall be managed by its Managers, acting by majority in number, Except as otherwise provided by applicable law and this Agreement, the Managers shall have sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company (“Officers”) and to delegate authority to such Officers.

6.2 Number and Tenure of Managers. The Company shall initially have three (3) Managers who shall be as follows: David Johnson, Mark Barfield and Steve Milton. The number of Managers shall be fixed from time to time by the Member, but in no instance shall there be less than one Manager. The Managers shall serve at the discretion of the Member and shall be appointed and removed by the Member from time to time and at any time.

6.3 Duties of Managers.

6.3.1 Managers shall take all actions necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Virginia and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes.

6.3.2 Managers shall devote to the Company such time as may be necessary for the proper performance of all duties of such Manager under this Agreement, but no Manager shall be required to devote full time to the performance of such duties and may have other business interests or engage in other business activities. Neither the Company nor the Member shall have any right, by virtue of this Agreement, to share or participate in other investments or activities of any Manager. No Manager shall incur liability to the Company or to the Member as a result of engaging in any other business or venture.

6.4 Compensation. Compensation of Managers shall be fixed from time to time by the Member, absent which Managers shall serve without compensation.

6.5 Resignation. Any Manager may resign at any time by giving written notice to the Member. The resignation of a Manager shall take effect 30 days after receipt of such notice unless sooner accepted by the Member or at such later time as shall be specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

6.6 Vacancies. Any vacancy occurring for any reason in the number of Managers, including by reason of an increase in the number of Managers, shall be filled by the Member. A Manager appointed to fill a vacancy shall hold office until a successor shall be appointed and shall qualify, or until such Manager’s earlier death, removal or resignation.

6.7 Meetings, Action Without a Meeting. Meetings of the Managers may be called by a majority of Managers on no less than 24 hours notice. Managers may meet at any place within or without the State of Georgia as set forth in the notice of the meeting. Managers may act without a meeting by consent in writing signed by Managers who collectively comprise a majority of Managers.

6.8 Officers. The Managers are hereby authorized by the Member to appoint Officers and delegate authority to such Officers to implement the decisions of the Managers, including, but not limited to, the administration of the day-to-day business of the Company and, subject to the other provisions of this Agreement, the administration of the ordinary and usual business affairs of the Company, and the Officers so appointed shall be responsible for such implementation. Except as expressly provided to the contrary in this Agreement, and except as otherwise directed by the Managers, the Officers are authorized to make decisions relating to the day-to-day affairs of the Company and to implement such decisions. In addition, the Managers are hereby authorized to delegate to the Officers such responsibilities as deemed appropriate by approval of the Managers, including, but not limited to, the right to execute and deliver instruments on behalf of the Company. Initial Officers are as follows:

Chairman	David P. Johnson

President	Robert Kilinski

Vice President and Treasurer	Jack Davenport

Vice President and Secretary	Gary J. Anderson

6.9 Removal of Officers. Any of the Officers may be removed by the Managers at any time, by written notice of such removal given without any prior notice or warning, for any reason whatsoever, and the Managers shall appoint such Officer’s successor

6.10 Compensation for Services. Compensation of Officers shall be as approved by the Managers.

6.11 Liability of the Managers and Officers.

(a) The Managers and Officers shall not be liable to the Company, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which the Managers and Officers may do or refrain from doing in connection with the business and affairs of the Company, except with respect to intentional misconduct or knowing violation of law, and to the extent required by this Agreement, the Virginia Act or other applicable law.

(b) The failure of the Company or the Managers or Officers to observe any formalities relating to the management or operation of the Company’s business or affairs shall not be Bounds for imposing personal liability on the Member.

7. Indemnification of the Member, Managers and Officers.

7.1 Generally.

7.1.1 The Company, its receiver or its trustee shall indemnify, save harmless, and pay all judgments and claims against the Member, Managers or Officers relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member, Managers or Officers in connection with the business of the Company, including attorneys’ fees incurred by the Member, Managers or Officers in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by the Virginia Act and other applicable law.

7.1.2 The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of the Member, Managers or Officers who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

7.2 Insurance. The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 7.1 and such other persons as the Managers shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.3 Indemnification of Employees and Agents. The Company may indemnify and advance expenses under this Section 7 to an employee or agent of the Company who is not a Member, Manager or Officer to the same extent and subject to the same conditions that it may indemnify and advance expenses to a Member, Manager or Officer.

8. Rights and Obligations of the Member.

8.1 Limitation on Member’s Liabilities.

(a) The Member’s liability shall be limited as set forth in this Agreement, the Virginia Act and other applicable law. The Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company beyond the amount contributed by the Member to the capital of the Company, except as provided by Section 13.1-1036 of the Virginia Act.

(b) The Member or any affiliate of the Member may transact business freely with the Company and no transaction with the Company by the Member or any affiliate of the Member shall be void or voidable solely because the Member or any affiliate has an interest, direct or indirect, in the transaction.

8.2 Voting Rights. Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Virginia Act.

8.3 Action by Member Without a Meeting. Any action required or permitted to be taken by the Member may be taken with or without a meeting.

8.4 Transfers. The Member is free to sell, assign, convey, pledge or otherwise transfer or encumber its interest in the Company without restriction.

8.5 Effects of Events Resulting in Cessation of Membership.

8.5.1 Upon the occurrence of any of the events specified in Section 13.1¬1040.1 of the Virginia Act, the Member will remain a member of the Company notwithstanding the provisions of such section of the Virginia Act and the Member shall not be deemed to have only the rights of an assignee of a membership interest as stipulated in Section 13.1-1040.2 of the Virginia Act, but shall continue to hold full membership rights in the Company with respect to its Membership Interest.

8.5.2 If the Member is dissolved or terminated, the powers of the Member, may be exercised by its successor or personal representative.

9. Capital Contributions.

9.1 Capital Contributions. The Member’s capital contribution shall be set forth on the books and records of the Company. The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

9.2 Loans. The Member may lend money to the Company as approved by the Member. If the Member lends money to the Company, the amount of any such loan is not an increase in the Member’s capital contribution. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonable by the Managers.

10. Distributions. All distributions by the Company shall be made at the discretion of the Managers.

11. Books and Records.

11.1 Availability. At all times during the existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments, shall at all times be maintained at the principal place of business of the Company. Except as stated in this Section 11,1, the provisions of Section 13.1-1028 of the Virginia Act shall not apply.

11.2 Tax Returns. The Managers shall cause an accountant to prepare all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.3 Depositories. The Managers shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts. Unless otherwise determined by the Managers, all signatories on any such account shall be bonded under a blanket commercial bond insuring the Company against loss, and such accounts shall be insured against loss from forgery.

12. Dissolution.

12.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the earlier to occur of the following:

(a) at such time as the Member determines that the Company should be dissolved; or

(b) upon entry of a decree of judicial dissolution.

12.2 Liquidation of Property and Application of Proceeds.

12.2.1 Winding Up. Upon the dissolution of the Company, the Managers shall wind up the Company’s affairs in accordance with the Virginia Act. In winding up the affairs of the Company, the Managers are authorized to take any and all actions contemplated by the Virginia Act as permissible, including, without limitation:

(i) prosecuting and defending suits, whether civil, criminal, or administrative;

(ii) settling and closing the Company’s business;

(iii) liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv) discharging or making reasonable provision for the Company’s liabilities; and

(v) distributing the proceeds of liquidation and any undisposed property.

12.2.2 Distribution of Proceeds. Upon the winding up of the Company, the Managers shall distribute the proceeds and undisposed property as follows:

(i) to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii) thereafter, to the Member.

13. Miscellaneous.

13.1 Amendment. This Agreement may only be amended by the Member in writing.

13.2 Severability. In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.3 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Virginia.

13.4 Entire Agreement. This Agreement, together with its Exhibit, constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

13.5 Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.6 Person and Gender. The masculine gender includes the feminine and neuter genders and the singular includes the plural.

13.7 Benefits and Burdens. The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member.

[Signatures on following page]

IN WITNESS WHEREOF, the sole Member and the Company have executed this Operating Agreement as of the date first above written.

MEMBER:

RADIOSHACK CORPORATION

By:	/s/ David P. Johnson
Name:	David P. Johnson
Title:	Senior Vice President – Controller

THE COMPANY:

RADIOSHACK CUSTOMER SERVICE LLC

By:	RADIOSHACK CORPORATION, its sole member

By:	/s/ David S. Goldberg
Name:	David S. Goldberg
Title:	Vice President – Law and Assistant Corporate Secretary